Exhibit 99.1

                        Diagnostic Products Corporation
                   Announces Settlements with the SEC and DOJ



    LOS ANGELES--(BUSINESS WIRE)--May 20, 2005--Diagnostic Products Corporation (NYSE:DP) (the "Company") today announced that it and its wholly owned Chinese subsidiary, DPC (Tianjin) Co. Ltd. ("DePu"), had reached agreements with, respectively, the United States Securities and Exchange Commission ("SEC") and the United States Department of Justice ("DOJ") to settle issues related to compliance with the U.S. Foreign Corrupt Practices Act ("FCPA"). The Company has agreed to make total payments of approximately $4.8 million in connection with these settlements, the same figure previously announced and accrued by the Company. This total includes a DOJ recommended fine of $2 million and payments to the SEC consisting of disgorgement of $2.04 million plus approximately $750,000 in prejudgment interest. In addition, DePu has agreed with DOJ to enter a plea of guilty to a violation of the FCPA subject to the approval of the federal court to which the matter will be assigned. As part of the settlements, the Company and DePu have agreed to maintain enhanced compliance programs which will be confirmed by an independent monitor.
    The payments by DePu which gave rise to these actions were promptly and voluntarily disclosed to the SEC and DOJ by the Company as part of its voluntary and comprehensive remedial efforts after current management in the United States discovered the payments. An independent committee of the board directed the Company's investigation of these matters, and the results were promptly disclosed to the SEC staff and DOJ. The improper payments and guilty plea are limited to DePu and its activities in the Peoples Republic of China, but the Company's remedial efforts include expanded Company-wide FCPA and ethics policies and procedures.
    These matters, along with their potential consequences, have previously been publicly disclosed by the Company through its SEC filings, beginning on February 14, 2003. A copy of the SEC settlement and DPC's earlier disclosures are available on the Internet at http://www.sec.gov.
    Michael Ziering, the Company's chairman, commented, "The Company has taken remedial action with respect to its subsidiary's activities in China, including implementing new and updated compliance programs. Beginning with our voluntary disclosure of the facts underlying these actions to the SEC and DOJ and throughout the governmental investigations and settlement process, the Company has been fully cooperative with the DOJ and SEC. We have also made it very clear that improper activities will not be tolerated by the Company. We are relieved that this chapter in the Company's history is drawing to a close and that we can look forward to putting these matters to rest."
    Diagnostic Products Corporation, founded in 1971, is the global leader dedicated primarily to immunodiagnostics. The Company designs and manufactures automated laboratory instrumentation, which provides fast, accurate results while reducing labor and reagent costs. The Company's product menu includes a large variety of immunoassays covering a broad range of clinical disease states including 360 specific allergens and allergy panels. Through partnerships with manufacturers of chemistry systems and reagents, the Company also addresses the chemistry and laboratory automation testing needs of its customers. The Company sells its products to hospitals, clinics and laboratories domestically and in more than 100 countries.
    Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These factors include the effects of governmental and other actions; the rate of customer demand for the Company's products; the Company's ability to successfully market new and existing products; its dependence on certain suppliers; domestic and foreign government regulations; its ability to keep abreast of technological innovations and to translate them into new products; competition; political and economic instability in certain markets; including the movements of foreign currencies relative to the dollar; and other risks and uncertainties disclosed from time to time in the Company's SEC reports and filings.



    CONTACT: Diagnostic Products Corporation
             James L. Brill, 310-645-8200